Exhibit 99.1

BioSig Technologies Completes Private Placement

Capital Raised to Support Manufacturing and Commercial Activity

Santa Monica, CA, March 14, 2019 -- BioSig Technologies, Inc. (NASDAQ: BSGM), today announced the closing of a private placement of the Company’s common stock for gross proceeds of approximately $8,620,506.

The offering was exempt from registration under Section 4(a)(2) of the United States Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated by the U.S. Securities and Exchange Commission (“SEC”) thereunder. The Common Stock in the offering was sold to “accredited investors,” as defined in Regulation D.

 This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About BioSig Technologies
BioSig Technologies is a medical technology company developing a proprietary biomedical signal processing platform designed to improve the electrophysiology (EP) marketplace (www.biosig.com). Led by a proven management team and a veteran Board of Directors, BioSig Technologies is preparing to commercialize its PURE EP™ System. The technology has been developed to address an unmet need in a large and growing market.

The Company’s first product, PURE EP™ System, is a novel cardiac signal acquisition and display system which is engineered to assist electrophysiologists in clinical decision-making during procedures to diagnose and treat patients with abnormal heart rates and rhythms. BioSig’s main goal is to deliver technology to improve upon catheter ablation treatments for the prevalent and potentially deadly arrhythmias, Atrial Fibrillation and Ventricular Tachycardia. BioSig has partnered with Minnetronix on technology development and has received FDA 510(k) clearance for the PURE EP™ System in August 2018.

Forward-looking Statements
This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:
Natasha Drapeau
BioSig Technologies, Inc.
Executive Vice President

12424 Wilshire Blvd, Ste 745

Los Angeles, CA 90025

ndrapeau@biosigtech.com

310-620-9320